Exhibit 99

Press Release	Source: First Acceptance Corporation
Contact: Michael Bodayle (615) 844-2885
First Acceptance Corporation Reports Operating Results for the Fourth Quarter and Fiscal Year Ended June 30, 2008
NASHVILLE, TN, September 11, 2008/Businesswire-FirstCall/ — First Acceptance Corporation (NYSE: FAC) today reported its financial results for the fourth quarter and fiscal year ended June 30, 2008.
Operating Results
     Revenues for the three months ended June 30, 2008 were $78.9 million, compared with $92.2 million for the same period in fiscal 2007. Net loss for the three months ended June 30, 2008 was $8.8 million, or $(0.18) per share, compared with a net loss of $23.9 million, or $(0.50) per share, for the same period in fiscal 2007. Revenues for the year ended June 30, 2008 were $332.4 million, compared with $347.6 million for fiscal 2007. Net loss for the year ended June 30, 2008 was $17.8 million, or $(0.37) per share, compared with a net loss of $16.7 million, or $(0.35) per share, for fiscal 2007.
     Premiums earned for the three months ended June 30, 2008 were $68.4 million, compared with $80.0 million for the same period in fiscal 2007. This decline was due to the decrease in the number of policies written, which was partially offset by higher average premiums per policy as a result of rate increases taken in a number of states to improve underwriting profitability. The decrease in policies written was primarily due to the current weak economic conditions impacting our customers, rate increases and the closure of 45 poor performing retail locations since January 2007. At June 30, 2008, the number of policies in force was 194,079, compared with 226,974 at June 30, 2007. At June 30, 2008, we operated 431 stores, compared with 462 stores at June 30, 2007.
     Approximately 80 percent of the $11.6 million decline in premiums earned for the three months ended June 30, 2008 was in our Florida, Georgia and Tennessee markets. These states collectively accounted for 42 percent of premiums earned during the three months ended June 30, 2008, down from 47 percent for the same period in fiscal 2007. Our premiums earned in these states were adversely affected by a decline in used car sales, which have historically been a significant contributor to new policy growth in these markets. Additionally, the decline in our Florida market was due to a January 1, 2008 rate increase to improve our underwriting profitability and the decline in our Georgia market was due to state legislation intended to curb illegal immigration.
     Loss before income taxes for the three months ended June 30, 2008 was $8.3 million. This loss included charges totaling $9.3 million comprised of (i) $7.0 million in settlement, defense and administration costs associated with certain litigation described below, (ii) $0.3 million in severance associated with the separation of certain retail management personnel, (iii) a $0.5 million accrual for disputed Texas franchise taxes on sales of Texas real estate, (iv) $1.1 million in other than temporary impairment (“OTTI”) charges on certain non-agency collateralized mortgage obligations in our investment portfolio, and (v) $0.4 million in legal expenses relating to certain extra-contractual obligation lawsuits on certain claims occurring prior to fiscal 2007. Net loss for the three months ended June 30, 2008 was $8.8 million, which included a $3.3 million increase in the valuation allowance on our deferred tax asset, primarily due to the estimated reduction in future taxable income as a result of the litigation described below.
     Loss before income taxes for the year ended June 30, 2008 was $4.0 million, which included charges totaling $10.8 million, of which $9.3 million were in the quarter ended June 30, 2008 and are set forth above, in addition to (i) $0.7 million in severance associated with the separation of an executive officer in December 2007, (ii) $0.3 million in OTTI charges related to certain non-agency collateralized mortgage obligations in our investment portfolio recorded in the quarter ended March 31, 2008, (iii) $0.3 million in costs associated with store closures, and (iv) $0.2 million in costs associated with amendments to our credit agreement. The net loss for the year ended June 30, 2008 also included $15.0 million in charges relating to net operating loss (“NOL”) carryforwards expiring in fiscal 2008 and 2009.
     Loss and Loss Adjustment Expense Ratio. Our loss and loss adjustment expense (“LAE”) ratio for the three months ended June 30, 2008 was 76.9 percent, compared with 93.0 percent for the same period in fiscal 2007. The loss and LAE ratio for the three months ended June 30, 2008 included $1.2 million in adverse development for prior accident periods. Our loss and LAE ratio for the year ended June 30, 2008 was 76.9 percent, compared with 80.4 percent for fiscal 2007.
     The loss ratio (excluding LAE) for the three months ended June 30, 2008 benefitted from rate increases taken in a number of states, as well as improvements in our underwriting and claim handling practices. The loss ratio for accident year 2008 (estimated losses on accidents that occurred in calendar year 2008 through June 30, 2008) was 66.6 percent, compared with 67.2 percent for accident year 2007. The loss ratio for accident year 2008 included approximately 90 basis points from specific weather-related claims, which were approximately 50 basis points higher than the same period in accident year 2007. The LAE ratio for the three months ended June 30, 2008 was 10.2 percent compared with 11.3 percent for the same period in fiscal 2007. The LAE ratio for the three months ended June 30, 2008 included approximately 60 basis points for legal expenses on extra-contractual obligations incurred during the quarter. The year-over-year improvement in the LAE ratio resulted from efficiency improvements from a number of initiatives to increase productivity and cost control.
     Expense Ratio. Our expense ratio for the three months ended June 30, 2008 was 23.2 percent, compared with 21.1 percent for the same period in fiscal 2007. This increase was primarily due to the year-over-year decline in premiums earned and the effects of (i) $0.3 million in severance (as described above) and (ii) an increased investment in our product, actuarial and information technology functions to support our rate-making capabilities.
     Our expense ratio for the year ended June 30, 2008 was 21.7 percent, compared with 19.8 percent for fiscal 2007. This increase resulted from the decline in premiums earned, costs relating to the increased investment in our infrastructure as noted above, severance, and the closure of poor performing locations.
     Combined Ratio. The combined ratio decreased to 100.1 percent for the three months ended June 30, 2008 from 114.1 percent for the same period in fiscal 2007. The combined ratio decreased to 98.6 percent for the year ended June 30, 2008 from 100.2 percent for fiscal 2007.

     Litigation Settlement. The net loss for the year ended June 30, 2008 included $7.5 million in costs associated with the pending settlement and defense of litigation brought against us in Alabama and Georgia. The litigation is comprised of various suits relating to our sales practices, primarily the sale of motor club memberships currently or formerly sold in those states. We have entered into a settlement agreement with respect to the litigation pending in the State of Georgia, which is subject to approval by the court, and have agreed upon preliminary settlement terms with the plaintiffs in the Alabama actions. The settlement of the Alabama litigation is subject to negotiation of a definitive settlement agreement and approval by the applicable courts. Pursuant to the litigation settlements, we would (i) provide the plaintiffs with either a premium credit towards a future insurance policy or a reimbursement certificate for certain future towing and rental expenses, (ii) strengthen our disclosures to customers of all relevant fees, charges and coverages, (iii) pay an aggregate of $6.3 million in fees and expenses for the attorneys for the plaintiffs and (iv) pay the costs associated with the administration of the settlements. We have denied all allegations of wrongdoing, have vigorously defended the Company against these actions, and believe that we have meritorious defenses to these claims. Notwithstanding the foregoing, to avoid the uncertainty, risks and costs of further litigation, we have determined to settle this litigation. At this time, we are unable to estimate the total costs associated with the Georgia and Alabama litigation settlements. The costs of the settlements will depend, among other factors, upon whether class members receive premium credits or reimbursement certificates pursuant to the terms of the settlements and the rate of redemption of the premium credits and reimbursement certificates. The litigation settlement costs are set forth separately in the consolidated statements of operations. We anticipate that our payment of the $6.3 million in plaintiffs’ attorneys’ fees and expenses and $0.4 million in estimated costs associated with the administration of the settlement, both of which were accrued at June 30, 2008, will occur in calendar year 2009, after the final approvals from the courts.
     We are currently in discussions with our insurance carriers regarding coverage for the costs and expenses incurred relating to the litigation settlements and are not able currently to estimate the amount, if any, that we may receive from our insurance carriers. As a result, we have not accrued any amount at June 30, 2008 for insurance recoveries that may offset the costs and expenses relating to the litigation settlements. Any such insurance recoveries will be recorded in our operating results during the periods in which the the recoveries are probable.
     Provision for Income Taxes. The provision for income taxes included write-downs of the carrying value of our deferred tax asset of $15.0 million and $3.3 million for the year and three months ended June 30, 2008, respectively. These write-downs resulted from downward revisions in management’s estimate of the extent our NOL carryforwards for fiscal years 2008 and 2009 would be utilized. The provision for income taxes for the three months and year ended June 30, 2007 included a similar $16.9 million write-down of our deferred tax asset. At June 30, 2008, our deferred tax asset attributable to NOL carryforwards, net of the related valuation allowance, was $4.2 million.

2008 Annual Meeting of Stockholders
     Our 2008 annual meeting of stockholders will be held on Wednesday, November 5, 2008, in Nashville, Tennessee. Further details will be provided in the proxy statement for the annual meeting.
About First Acceptance Corporation
     First Acceptance Corporation provides non-standard private passenger automobile insurance, primarily through employee-agents. At June 30, 2008, we leased and operated 431 retail offices in 12 states. Our insurance company subsidiaries are licensed to do business in 25 states. Additional information about First Acceptance Corporation can be found online at www.firstacceptancecorp.com.
     This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the factors set forth under the caption “Risk Factors” in our Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues:
Premiums earned	$68,418	$80,031	$285,914	$300,661
Fee income	8,883	9,649	36,479	37,324
Investment income	2,677	2,526	11,250	8,863
Other	(1,063)	25	(1,244)	789

	78,915	92,231	332,399	347,637

Costs and expenses:
Losses and loss adjustment expenses	52,607	74,400	219,943	241,908
Insurance operating expenses	24,771	26,547	98,433	97,629
Other operating expenses	664	441	2,415	2,623
Litigation settlement	7,028	—	7,468	—
Stock-based compensation	519	310	1,507	1,063
Depreciation and amortization	477	428	1,679	1,624
Interest expense	1,155	599	4,977	1,874

	87,221	102,725	336,422	346,721

Income (loss) before income taxes	(8,306)	(10,494)	(4,023)	916
Provision for income taxes	458	13,436	13,822	17,586

Net loss	$(8,764)	$(23,930)	$(17,845)	$(16,670)

Net loss per share:
Basic and diluted	$(0.18)	$(0.50)	$(0.37)	$(0.35)

Number of shares used to calculate net loss per share:
Basic and diluted	47,640	47,603	47,628	47,584

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

	June 30,
	2008	2007
ASSETS
Fixed maturities, available-for-sale at fair value	$189,570	$176,555
Cash and cash equivalents	38,646	34,161
Premiums and fees receivable, net	63,377	71,771
Receivable for securities	—	19,973
Deferred tax asset, net	17,593	30,936
Other assets	15,053	15,838
Deferred acquisition costs	4,549	5,166
Goodwill and identifiable intangible assets	144,442	144,492

TOTAL	$473,230	$498,892

LIABILITIES AND STOCKHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$101,407	$91,446
Unearned premiums and fees	77,237	88,831
Notes payable and capitalized lease obligations	4,124	23,490
Debentures payable	41,240	41,240
Other liabilities	23,763	14,401

Total liabilities	247,771	259,408
Total stockholders’ equity	225,459	239,484

TOTAL	$473,230	$498,892

Book value per share	$4.69	$5.03

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Supplemental Data
(Unaudited)
PREMIUMS EARNED BY STATE

	Three Months Ended			Year Ended
	June 30,			June 30,
	2008	2007	Change	2008	2007	Change
	(in thousands)
Premiums earned:
Georgia	$14,453	$17,451	$(2,998)	$60,928	$70,312	$(9,384)
Florida	9,074	14,284	(5,210)	43,017	55,117	(12,100)
Texas	8,245	8,926	(681)	33,769	32,480	1,289
Illinois	7,893	8,520	(627)	32,009	31,201	808
Alabama	7,033	7,899	(866)	28,780	30,316	(1,536)
South Carolina	6,149	5,436	713	23,634	14,797	8,837
Tennessee	4,903	5,935	(1,032)	20,772	23,800	(3,028)
Ohio	3,756	4,321	(565)	15,416	16,455	(1,039)
Pennsylvania	2,774	2,220	554	10,041	6,937	3,104
Indiana	1,621	2,146	(525)	7,131	8,186	(1,055)
Missouri	1,343	1,598	(255)	5,630	6,087	(457)
Mississippi	1,174	1,295	(121)	4,787	4,973	(186)

Total premiums earned	$68,418	$80,031	$(11,613)	$285,914	$300,661	$(14,747)

COMBINED RATIOS (INSURANCE COMPANIES)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2008	2007	2008	2007
Loss and loss adjustment expense	76.9%	93.0%	76.9%	80.4%
Expense (1)	23.2%	21.1%	21.7%	19.8%

Combined	100.1%	114.1%	98.6%	100.2%

(1)	Insurance operating expenses are reduced by fee income from insureds and, through December 31, 2007, the transaction service fee received from the Chicago agencies whose business we acquired.
POLICIES IN FORCE

	Three Months Ended		Year Ended
	June 30,		June 30,
	2008	2007	2008	2007
Policies in force — beginning of period	215,857	247,034	226,974	200,401
Net increase (decrease) during period	(21,778)	(20,060)	(32,895)	26,573

Policies in force — end of period	194,079	226,974	194,079	226,974

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Supplemental Data (continued)
(Unaudited)
NUMBER OF RETAIL LOCATIONS
     Retail location counts are based upon the date that a location commenced or ceased writing business.

	Three Months Ended		Year Ended
	June 30,		June 30,
	2008	2007	2008	2007
Retail locations — beginning of period	432	468	462	460
Opened	2	—	4	18
Closed	(3)	(6)	(35)	(16)

Retail locations — end of period	431	462	431	462

RETAIL LOCATIONS BY STATE

	June 30,		March 31,
	2008	2007	2008	2007
Alabama	25	25	25	25
Florida	40	41	40	42
Georgia	61	62	61	63
Illinois	80	81	80	82
Indiana	19	24	19	27
Mississippi	8	8	8	8
Missouri	14	15	15	15
Ohio	29	30	29	30
Pennsylvania	19	25	19	25
South Carolina	28	28	28	28
Tennessee	20	20	20	20
Texas	88	103	88	103

Total	431	462	432	468